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                                                                     EXHIBIT 8.3

                 [LETTERHEAD OF ERNST & YOUNG APPEARS HERE]

Seagate Technology, Inc.                                    3 February 1999
920 Disc Drive
Scotts Valley                                                     4/BSM/AHM/SJL
California 95066-4544
USA


Dear Sir

We have acted as tax advisors to Seagate Technology, Inc., Seagate Software, Inc., and Seagate Software Information Management Group Limited (IMG), and Seagate Software Limited (NSMG), wholly owned subsidiaries of Seagate Software, Inc. (SSI), a majority owned subsidiary of Seagate Technology, Inc.
(STI), a Delaware corporation, in connection with the United Kingdom taxation aspects of proposed transactions relating to the share exchange transactions outlined below.

SCOPE OF OUR OPINION

We have been asked to give an opinion on the United Kingdom taxation consequences for employees, former employees and individual consultants to IMG and NSMG of the exercise of vested options in SSI and the exchange of vested and non vested shares in SSI for vested and non vested shares in STI.

OPINION

Based on our examination of the information provided by the Company, we are of the opinion that if the transactions outlined above proceed:


        Where the exercised options were obtained by reason of the relevant individual's employment, the individual will be liable to UK income tax on the benefit received on exercise. For these purposes, the benefit received will be an amount equal to the excess of the market value (on the date on which the option is exercised) of the shares acquired as a consequence of exercising the option over the aggregate of the price paid (if any) for the grant of the option and the exercise price.


        Where options being exercised were granted on or after 27 November 1996, the company will be required to account to the Inland Revenue, under the Pay As You Earn system, for income tax payable in respect of the exercise of the option. Where the option holder is still an employee, income tax will be deducted from the employee's salary. Where the option

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[ERNST & YOUNG LOGO APPEARS HERE]                          3, February 1999

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        holder is not an employee of the company, the option holder will be required to account to the company for income tax paid. There is no obligation to withhold tax in respect of options granted prior to 27 November 1996.

        The amount so taxed will then be regarded as the purchase price (base cost) of the shares for UK capital gains tax purposes. On the subsequent disposal of the shares, any gain (excess of sale proceeds over base cost) realised on the disposal will be subject to UK capital gains tax.

        Where the exercised options were not obtained by reason of the relevant individual's employment, no UK tax liability will arise on the exercise of the option. For the purposes of UK capital gains tax, the base cost of the shares acquired on the exercise of the options will be the aggregate of the price paid (if any) for the grant of the option and the exercise price. On the subsequent disposal of the shares, any gain (excess of sale proceeds over base cost) realised on the disposal will be subject to UK capital gains tax.

        Vested stock in SSI, held by UK individuals, may be exchanged for vested stock in STI without incurring any UK income tax or capital gains tax liabilities.

        Unvested stock in SSI, held by UK individuals, may be exchanged for unvested stock in STI without incurring any UK income tax or capital gains tax liabilities.


The basis of these opinions are as follows:

EXERCISE OF OPTIONS

Options Obtained By Reason of Employment

United Kingdom taxation legislation states that, where a person realise a gain by the exercise of a right to acquire shares in a body corporate and that right was obtained by that person as a director or employee of that or any other body corporate, he shall be liable to UK income tax on an amount equal to that gain. [Section 135 ICTA 1988].

Where an individual is so taxed, the amount that is taxed under Section 135 is treated as forming part of the allowable cost (for the purposes of UK capital gains tax) of the shares acquired by exercise of the option. [Section 120(4) TCGA 1992].

The subsequent sale of the shares will be a disposal of a capital asset and any further gain will be liable to UK capital gains tax.

Options Not Obtained By Reason of Employment

In the absence of specific legislation (e.g. Section 135 above) the exercise of an option does not result in any UK taxable income nor is it regarded as a disposal of a capital asset so as to give rise to any UK taxable capital gain.



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[ERNST & YOUNG LOGO APPEARS HERE]                           3 February 1999


The subsequent sale of the shares will be a disposal of a capital asset and any resulting gain will be liable to UK capital gains tax.

EXCHANGE OF SHARES

Capital Gains Tax

United Kingdom taxation legislation states that, where there is a reorganisation of a company's share capital, the reorganisation shall not be treated as involving any disposal of the original shares or any acquisition of the new holding or any part of it, but the original shares (taken as a single asset) and the new holding (taken as a single asset) shall be treated as the same asset acquired as the original shares were acquired. [Section 127 TCGA 1992].

Further, where a company ("company A") {STI} issues shares or debentures to a person in exchange for shares or debentures of another company ("company B") {SSI} and company A {STI} holds, or in consequence of the exchange will hold, more than one-quarter of the ordinary share capital of company B {SSI},
Section 127 (see above) shall apply, with any necessary adaptations, as if the two companies mentioned were the same company and the exchange were a reorganisation of its share capital. [Section 135 TCGA 1992].

Thus, given that STI is the ultimate parent of SSI and, therefore, holds more than 25% of the ordinary share capital of SSI, the exchange of SSI shares for STI shares will be treated as a tax free exchange for UK capital gains tax purposes.

UK tax legislation provides that the Inland Revenue may be requested to give advance confirmation that the Inland Revenue are satisfied that the provisions of Section 135 will apply to a particular exchange of shares. The Inland Revenue has not been requested by the Company to give such clearance in respect of the proposed exchanges of shares. We recommend that time permitting, the Company seek such clearance from Inland Revenue.

Income Tax

As the shares are capital assets, no UK income tax consequences flow from the exchange unless the shares were acquired by the individual by reason of his employment and the shares are subject to restrictions.

Where the shares were acquired by reason of the individual's employment and they are subject to restrictions, there is a potential liability to UK income tax when those restrictions are removed [Section 78 FA 1988] or when the shares are sold [Section 79 FA 1988].

However, where the shares are sold (or disposed of) as a result of a company reorganisation (see above), section 127 TCGA 1992 shall apply for income tax purposes. [Section 82(3) FA 1988].

Consequently, the exchange of SSI shares for STI shares will not create any UK income tax liability.

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[ERNST & YOUNG LOGO APPEARS HERE]                           3 February 1999

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This opinion represents and is based on our best judgement regarding the application of United Kingdom taxation legislation. Our opinion is not binding on the Courts and there is no assurance that the Inland Revenue will not seek to assert a contrary position. Furthermore, no assurance can be given that future legislation, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated therein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the United Kingdom taxation laws.

The opinion relates only to the IMG and NSMG employees, former employees and individual consultants who are holders of stock in SSI and is confined to their United Kingdom tax position.

The opinion has been delivered to you for the purposes of being included in documents to be filed with the United States Securities and Exchange Commission. We hereby consent to the filing of this opinion as such an exhibit.

The above opinion is given for the purpose of advising STI/SSI on the UK tax implication of the outlined transactions on the relevant employees, former employees and individual consultants of IMG and NSMG. Because others may choose to rely on it for a different purpose, Ernst & Young assumes no responsibility whatsoever in respect of or arising out of or in connection with the contents of this report to parties other than STI, SSI and relevant employees, former employees and individual consultants of IMG and NSMG. If other persons choose to rely in any way on the contents of this report they do so entirely at their own risk.

Yours faithfully
For The United Kingdom firm of Ernst & Young

/s/ Ernst & Young